SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

CERTIFICATE ENDORSEMENT

This endorsement is part of the Certificate to which it attaches and is effective as of the Certificate Date, unless otherwise indicated in Section 1 of the Certificate. If the terms of this endorsement and the Certificate conflict, this endorsement’s provisions will control.

Benefit
While this endorsement is in force and subject to the conditions below, we may arrange for third party service providers to provide Covered Persons with some or all of the Covered Services described in this endorsement if available.

Definitions

Covered Persons:
•	For a Certificate which is not trust-owned, the person(s) insured under the Certificate and their dependents.
•
For a Certificate which is trust-owned, the person(s) insured under the Certificate and their dependents only if the trustee, in his/her sole and exclusive discretion, elects to make the Covered Services available.

Covered Services

Medical Consultation and Evaluation
A Covered Person may call for a medical consultation and evaluation and be referred to English-speaking doctors and/or hospitals.

Hospital Admission Guarantee
The third party service provider will guarantee hospital admission for Covered Persons who are outside the United States by validating the applicable health coverage.

Emergency Evacuation
Whenever adequate medical facilities are not available to locally, the third party service provider will use whatever mode of transport, equipment and personnel necessary to evacuate Covered Persons and their family members to the nearest facility capable of providing proper care.

Critical Care Monitoring
The third party service provider will arrange for a team of doctors, nurses and other medically-trained personnel to stay in regular communication with the attending physician and/or hospital and relay information to family.

Medically Supervised Repatriation
If a Covered Person requires assistance returning home after hospitalization, the third party service provider will secure repatriation and provide an escort if medically necessary.

Prescription Assistance
If a Covered Person requires prescription medication, the third party service provider will assist with filling that prescription.
Emergency Message Transmission
The third party service provider will receive and transmit any emergency messages that may be necessary.

Emergency Trauma Counseling
The third party service provider will provide emergency phone consultation and referrals if a Covered Person experiences emotional trauma while traveling.

Transportation to Join Patient
If a Covered Person is traveling alone and will be hospitalized for more than seven days, the third party service provider will provide economy round-trip common carrier transportation to the place of hospitalization for a designated family member or friend.

Care for Minor Children
If a Covered Person’s minor child is left unattended as a result of the Covered Person’s accident or illness, the third party service provider will provide them with a one-way economy transportation back home and provide an escort if required.

Legal and Interpreter Referrals
The third party service provider will refer a Covered Person to an interpreter or legal personnel as necessary.

Return Mortal Remains
In case of a Covered Person’s death, the third party service provider will transport and offer reasonable assistance with legal formalities for the return of mortal remains.

General

How to elect Covered Services
Subject to the conditions described below, a Covered Person may elect any of the available Covered Services by contacting the third party provider that we arranged at the following:

Phone within the United States  -  [800-999-9999]
Phone outside the United States  -  [800-999-9999]
Email  -  [owner@service.com]

Conditions
A Covered Person may request any of the available Covered Services described above subject to the following conditions:

1.	a Covered Person is 100 miles or more away from home when requesting such Covered Services; and
2.	all Covered Services must be arranged and provided by the third party providers that we designate.

Notice
If a Covered Person arranges for any Covered Services directly, then we will not provide any reimbursement for costs that incurred for such services.

Termination
This endorsement will terminate upon termination of the Certificate.

[Missing Graphic Reference]
[Robert C. Salipante], President

        MVUL-TAE-2007-GC NY~~GC~~